SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2017

Lans Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55725	47-4426774
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

801 Brickell, Miami, Florida	33133
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 305-755-7451

________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company   [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      [ ]

SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On August 17, 2017, we entered into an amendment (the “Amendment”) to our consultancy agreement (the “Agreement”) with Transaction Data USA Inc. (“TDUSA”), a company controlled by our President, Anthony Ribas. The description of the Amendment provided below is qualified in its entirety by reference to the complete terms of the Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Under the Agreement, we had originally agreed to compensate TDUSA $3,500 per month for the work. Under the Amendment, we revised the compensation structure of the consultancy agreement with TDUSA, which will now consist of a percentage of revenues as follows:

Accumulative MRR in Tiers		Tier #	Compensation Tier % Factor
$1.00	$5,000.00	[1]	80%
$5,001.00	$40,000.00	[2]	15%
$40,001.00	$80,000.00	[3]	20%
$80,001.00	$120,000.00	[4]	25%
$120,001.00		[5]	30%

The compensation plan is to enable a substantial share of MRR up front to the sales person with a tiered model to support increased revenue. The compensation amount is based upon the Accumulative MRR within tiers 1 - 5 that are calculated by the tier percent factor. Qualifying revenue for the MRR calculation must be derived from the list of registered accounts, and revenue from house accounts (accounts derived from our company) does not qualify.

Further under the Amendment, in the event the Agreement is terminated, TDUSA will be entitled to ongoing compensation at the rate of 25% of the total monthly revenue generated by TDUSA for a period of 12 months so long we receive a minimum recurring revenue of $25,000.

SECTION 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosures in Item 1.01 above are incorporated herein by reference.

SECTION 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description
10.1	Amendment

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lans Holdings, Inc.

/s/ Trevor Allen

Trevor Allen

President and Chief Executive Officer

Date: August 22, 2017

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